UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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BELLSOUTH CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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A Newsletter for Retired Employees of BellSouth From US to YOU

2nd Quarter 2006	Vol. 17. No. 2

Vote your proxy on proposed merger
BellSouth to conduct special meeting of shareholders to vote on proposed merger with AT&T
Shareholders of both companies must approve the merger plans before the proposed merger between BellSouth and AT&T can be completed. BellSouth will hold a special meeting of shareholders on July 21, 2006, at the Cobb Galleria Centre in Atlanta, Ga., solely for the purpose of voting on the proposed merger.
BellSouth shareholders will receive a packet of shareholder materials in June, including a proxy statement and details on the time and place for the meeting. Shareholders should read the proxy statement to answer any questions they have about the merger.
AT&T will hold a special meeting for its shareholders to approve the issuance of common stock in the merger. The AT&T meeting will be held in San Antonio, Texas, on July 21, 2006.
You may receive multiple packages of shareholder materials.
Shareholders who own both BellSouth and AT&T stock will receive separate packages of materials, including proxy cards, from each company. If you own shares in both companies, you will need to vote all of your shares in each company. Note that even if you own stock in only one of the companies, it’s still possible you may receive more than one package and multiple proxy cards, depending on how you hold your shares.
If you are a shareholder, your vote is important so vote all of your shares.
It is important that you vote all proxy cards received from each company, whether from stock you hold in your 401(K) plan or stock that you hold separately. Approval of the merger requires a majority vote of all of BellSouth’s outstanding shares; therefore, not voting is the same as voting against the merger. Shareholders can quickly and easily vote their shares by phone, online, or via mail. Instructions for voting are included in the shareholder materials. Shareholders can also vote in person at the special meeting of shareholders.
BellSouth’s Board of Directors unanimously recommends that shareholders vote “FOR” the merger.
When will we know if the merger has been approved?
Shareholder approval is just one step in the merger approval process. In addition to shareholder approval, the U.S. Department of Justice, Federal Communications Commission and several state public service commissions must approve the merger. Once
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Audit underway of dependents enrolled in healthcare plans
As announced last fall in your Annual Enrollment Bulletin, BellSouth is conducting an audit of all dependents enrolled in company healthcare benefit plans.
The purpose of the audit is to confirm that each dependent is eligible for continued benefits and to remove any ineligible coverage under the plans.
Refer to your Annual Enrollment Bulletin for the audit announcement or you can view a copy on Benefits@Your Fingertips, https://www.bellsouthbenefits.com. From the Benefits@Your Fingertips homepage, select Past Communications, then select “By date and by source”. Under November 2005 select 2006 Annual Enrollment Bulletin.
The audit will be conducted in three waves, based on your state of residence:

	States Included	Dependent
Wave	in this Wave	Verification Period

1	GA, KY, SC	May 1 - June 15, 2006

2	FL, AL, States outside of region	June 1 - July 15, 2006

3	LA, MS, NC, TN	July 1 - Aug. 15, 2006
As each audit period begins, employees and retirees with dependents enrolled in BellSouth benefit plans who live in the states covered by the wave will receive a personalized
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Audit underway of dependents enrolled in healthcare plans
statement listing the dependents they have on file as of Jan. 1, 2006, along with instructions on documentation to be faxed or mailed to the BellSouth Benefits Service Center to establish their dependents’ continued eligibility.
A response is required for all dependents. Any dependents found not eligible for coverage after the review of the documentation will be dropped retroactive to Jan. 1, 2006.
Employees and retirees with individual coverage will not receive a package and will not go through the audit because they have no dependents covered by BellSouth benefits. In addition, employees and retirees living in declared disaster areas as a result of Hurricanes Katrina or Rita also will not be included in the audit for 2006.
Dependent coverage: Frequently asked questions

Q:	Who can I cover as an eligible dependent?

A:	You may cover your eligible Class I or Class II dependents or any eligible Sponsored Children.

Q:	What will happen if one of my dependents is determined not to be eligible in the audit? Will there be any action taken against me?

A:	Any dependents found not to be eligible for coverage at that time will be dropped retroactive to Jan. 1, 2006, and employees may be subject to disciplinary or other action.

Q:	What kind of documentation will I have to provide to prove the eligibility of my dependents?

A:	A complete listing of the documentation for verifying your dependents’ eligibility will be included in the instructions you receive. In most cases, there will be preferred documents and alternative documents.
As an example, here are the preferred documents for substantiating a lawful spouse and a natural child:
Lawful Spouse
•	Marriage license and

•	First page of joint federal income tax return, or first pages of each spouse’s return if married filing separately (you may black out the numbers on your form to ensure your privacy)

and

•	Signed affidavit certifying that spouse does not meet Working Spouse Premium criteria
Natural Child
•	Birth certificate
Q.	When should I expect to know the status of my dependents?

A.	Please allow up to four weeks from when you submitted your documentation to receive notice regarding your dependents’ status.
Questions?
If you have any questions about the audit process, refer to the instructions in your package first. You should receive your package by the first week of your scheduled wave.
If you still have a question, you may call the BellSouth Benefits Service Center during your wave at 1-800-528-1232 and speak to a representative for assistance. Representatives are available weekdays from 9 a.m. to 5 p.m. Eastern time. To reach a representative, follow the prompts to “Health Care” and then “Dependents and Coverage.”
Please do not call the Service Center in advance of your scheduled wave to keep the telephone wait times at a minimum for your fellow retirees and employees who are going through their wave.
The Service Center will not accept your verbal confirmation of dependent documentation. Documentation can only be accepted by mail or by fax (at the address and fax number included in your instructions).
Access Medco’s Savings Advisor to save on your prescription costs
Want to know if you can get a better deal on the medications you purchase — either regularly or for one-time illnesses? Want to Buy Well, Use Well and Be Well when it comes to your prescription drugs?
Believe or not, if you are enrolled in a Point of Service (POS), Preferred Provider Organization (PPO) or Indemnity healthcare option, you can use a new online tool that will do just that. It allows you to compare current medications to lower cost prescription alternatives available under the Medco Health prescription drug benefit.
Medco’s Savings Advisor1 is a dynamic tool for retirees and their dependents. It can easily identify potential cost saving alternatives for your current or future prescriptions. Once logged in, your personal Savings Advisor provides costs for both brand-name and generic medications, as well as therapeutic alternatives, in a easy-to-read format.
Specifically, Savings Advisor gives participants access to a personalized, comprehensive benefit analysis that includes the most accurate, real-time pricing information for nearly 600 maintenance medications, allowing them to compare costs for:
•	generic equivalents,

•	preferred brand and generic alternatives within and across drug classes, and

•	ordering through retail and mail service.
Pricing results reflect the actual plan design for BellSouth participants.

The personalized results also can help you understand clinical uses and alternatives, allowing for more productive discussions with doctors.
Start saving today by making smart healthcare choices regarding your medications, with the help of Medco’s Savings Advisor. It helps you Buy Well, Use Well, Be Well.
To reach the tool:
•	Log into Benefits@Your Fingertips and in the left-side menu, click on the “Health Care” heading and then “Medical.”

•	Once in Medical, scroll down to “Prescription Drug Benefits” and click on “Medco Health.”

•	On the Medco Web site, register using your Medco ID number from your Medco Prescription Benefit card. Or, if you have already registered, enter your e-mail address and Medco password to access the site.

•	After logging in to Medco, click on “continue” until you reach the “Order Center.” Once there, go to the left-hand side where you’ll see the “Planning and Reference” heading. The Savings Advisor link is there.

[1]	Savings Advisor is for general informational purposes only and is not intended to take the place of your physician or other healthcare professionals. It is a resource designed to help you optimize your pharmacy benefit. Not all drugs will be found in this tool. The alternatives presented do not take into account possible drug interactions, and there may be other alternatives than those listed. No changes to your medication should be made without physician approval. A licensed physician should be consulted for diagnosis and treatment of all medical conditions.
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Vote your proxy on proposed merger
shareholder and governmental approvals of the merger are complete, the transaction can be closed. Currently, closing is expected by the end of 2006. On the day of the closing, AT&T will issue a news release announcing that the closing has taken place. The news release will appear in the general news media and on BellSouth’s Internet site at www.bellsouth.com/investor.
What will happen to my BellSouth shares after the merger is approved and what action must I take now?
After all required approvals are granted and the merger is closed, each outstanding share of BellSouth common stock will be exchanged for 1.325 shares of AT&T stock. All BellSouth shareholders will, therefore, become shareholders of AT&T. No action is required by you at this time. Following the closing, you will receive instructions from AT&T.
Shareholders who have questions about information included in the proxy statement should go to www.bellsouth.com/investor or call 1-877-366-1576 for additional information.
If you have questions regarding the merger’s impact on your benefits, see www.bellsouthbenefits.com or call the BellSouth Benefits Service Center at 1-800-528-1232.
NOTE: In connection with the proposed merger, AT&T Inc. (“AT&T”) filed a registration statement on Form S-4 (Registration No. 333-132904), containing a joint proxy statement/prospectus of AT&T and BellSouth Corporation (“BellSouth”), with the Securities and Exchange Commission (the “SEC”) which was declared effective on June 2, 2006. Investors are urged to read the registration statement and the joint proxy statement/prospectus contained therein (including all amendments and supplements to it) because it contains important information. Investors may obtain free copies of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site (www.sec.gov). Copies of AT&T’s filings may also be obtained without charge from AT&T at AT&T’s Web site (www.att.com) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings maybe obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309.
(ADMISSION TICKET AND VOTING INSTRUCTION PICTURE)

Make it easy on yourself!
Here are some tips about your BellSouth pension benefits that can make your life a little easier:
•	If you receive a monthly pension check, remember that the checks are mailed on the last business day of a month. Due to potential delays in receiving your payment through the U.S. Mail, wait until the 10th of the following month to call the BellSouth Benefits Service Center to request your payment be stopped and a new check issued.

•	Better yet, sign up for direct deposit of your monthly pension benefit to the checking or savings account of your choice. That way, your benefit is wired to your bank and deposited in your account on the last business day of the month–no waiting to receive it, no worry about it getting lost.
You’ll know it’s there because you’ll get a monthly statement from BellSouth confirming the amount deposited and the date. The statement will arrive in the mail at about the same time your pension checks have been arriving, and in the same kind of envelope.
You can sign up for direct deposit on Benefits@Your Fingertips at https://www.bellsouthbenefits.com. Or call the BellSouth Benefits Service Center at 1-800-528-1232.
Forgotten your user ID or password for the Benefits Service Center? Say “Representative” and you’ll be transferred to a representative who can have your user ID or password sent to you in the mail.

From US
to YOU
Retiree Benefits
The BellSouth Benefits Service Center
P.O. Box 785038
Orlando, Fla. 32878-5038